Registration No. 333-257636

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3 REGISTRATION STATEMENT NO. 333-257636

UNDER
THE SECURITIES ACT OF 1933

MIRATI THERAPEUTICS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	46-2693615
(State or jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
3545 Cray Court,
San Diego, California 92121
(858) 332-3410
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Kimberly M. Jablonski
Vice President and Secretary
Route 206 & Province Line Road, Princeton, New Jersey 08543
(609) 252-4621
(Name, Address, and Telephone Number, including Area Code, of Agent for Service)
Copy to:
Sophia Hudson, P.C.
Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Tel: (212) 446-4750

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendments”) relates to the following Registration Statement on Form S-3 (the “Registration Statement”) filed by Mirati Therapeutics, Inc. (“Mirati” or the “Company”) with the Securities and Exchange Commission (the “SEC”):

•
Registration Statement No. 333-257636, originally filed with the SEC on July 2, 2021, relating to (i) the registration of an unspecified number of the Company’s debt securities, common stock, par value $0.001 per share (“Common Stock”), preferred stock, par value $0.001 per share (“Preferred Stock”), and warrants, with an unspecified aggregate offering price, and (ii) the offering, issuance and sale of Common Stock of up to a maximum aggregate offering price of $500,000,000 under an amended and restated sales agreement with Cowen and Company, LLC.

On January 23, 2024, Vineyard Merger Sub Inc., a Delaware corporation (“Merger Sub”) and a wholly owned subsidiary of Bristol-Myers Squibb Company, a Delaware corporation (“BMS”), completed its merger (the “Merger”) with and into Mirati pursuant to the terms of the Agreement and Plan of Merger, dated October 8, 2023 (the “Merger Agreement”), by and among BMS, Merger Sub, and Mirati. Mirati was the surviving corporation in the Merger and, as a result, is now a wholly owned subsidiary of BMS.

As a result of the Merger, Mirati has terminated all offerings and sales of securities pursuant to the Registration Statement. In accordance with an undertaking made by Mirati in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance under the Registration Statement that remain unsold at the termination of such offering, Mirati hereby removes from registration all of such securities registered but remaining unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to the Post-Effective Amendment, there will be no remaining securities registered by Mirati pursuant to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lawrenceville, New Jersey, on January 23, 2024.

MIRATI THERAPEUTICS, INC.

By:	/s/ Kimberly Jablonski
Name:	Kimberly Jablonski
Title:	Vice President and Secretary

No other person is required to sign this Post-Effective Amendment in reliance on Rule 478 of the Securities Act of 1933.